Exhibit 10.2

Execution Version

Thomas Group, Inc.

5221 N. O’Connor Boulevard, Suite 500

Irving, Texas 75039-3714

PRIVATE & CONFIDENTIAL

March 4, 2008

Mr. Earle Steinberg

313 Gentilly Place

Houston, TX 77024

                Re:  Terms and Conditions of Employment

Dear Mr. Steinberg:

This letter (this “Employment Letter”) will evidence the terms and conditions relating to your employment by Thomas Group, Inc. (the “Company”) and appointment to the office of President and Chief Executive Officer.  This Employment Letter shall be effective beginning on the date (the “Effective Date”) that is the later of (i) the date that you execute and deliver this Employment Letter to the Company and (ii) the date that this Employment Letter and the terms hereof are approved by the Board of Directors and the Compensation and Corporate Governance Committee of the Board of Directors (the “Compensation Committee”).

1.  Terms of Employment

(a)                                  Appointment as President and Chief Executive Officer.  You are being hired by the Company and being appointed to the offices of President and Chief Executive Officer.  Unless otherwise agreed, the first day of your employment in such capacity will be March 10, 2008 (the “Scheduled Start Date”).

(b)                                 Duties; Reporting.  You will have such duties and responsibilities as are established by the Board of Directors of the Company, commensurate with your position as President and Chief Executive Officer. You shall exercise due diligence and reasonable care in the performance of your duties and responsibilities and shall use your best efforts to maintain and enhance the business and reputation of the Company.  As President and Chief Executive Officer, you will report to the Company’s Executive Chairman and the Board of Directors of the Company and, at least annually, your performance will be reviewed by the Board of Directors or the Compensation Committee.

(c)                                  Time Commitment.  You shall devote substantially your entire business time, energy and skills to your duties as President and Chief Executive Officer while employed by the Company, and you will not accept any directorship or engage in any other business activities without the prior approval of the Board of Directors.

(d)                                 Compensation.  Your base salary shall be $512,000 if annualized, beginning on the Scheduled Start Date, payable in such installments as are determined by the Company, no less frequently than monthly, through the term of your employment hereunder.  Your base salary shall be payable in accordance with the Company’s standard payroll policies and subject to standard withholdings and deductions.  If your actual start date with the Company is prior to the Scheduled Start Date, the Company shall compensate you pro-rata based on the number of days worked prior the Scheduled Start Date divided by 366.

(e)                                  Employment Status; Termination.  Your employment shall be “at-will.”  Your employment may be terminated by the Company by action of the Board of Directors at any time and for any or no reason upon at least six months prior written notice, or immediately upon written notice if such termination is for Cause.  Notwithstanding any notice period required by the preceding sentence, the Company may terminate your employment by written notice effective immediately or at any time during such six-month notice period and pay you your base salary for the remaining portion of such six-month notice period in lieu of your continued employment through the end of such notice period.  Your employment may be terminated by you with at least three months prior written notice to the Board of Directors.  Upon your termination for any reason, if requested by the Company, you agree to resign from all other positions with the Company and its affiliates, including any director or officer positions that you may hold with the Company or any of its subsidiaries.  As used herein, “Cause” shall mean: (1) your conviction or plea of guilty or nolo contendere to a crime that involves dishonesty, disloyalty, moral turpitude, sexual harassment or discrimination, provides for a term of imprisonment or constitutes a felony; (2) the willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Company’s Board of Directors; (3) a material act or omission involving intentional misconduct, malfeasance or gross negligence in performance of duties to the Company or involving neglect of duties in a manner that is materially damaging to the Company or an affiliate of the Company; (4) a material breach or default in the performance of obligations under your employment agreement with the Company; (5) a serious violation of any of the Company’s policies to which officers of the Company are subject; or (6) an act of misappropriation, embezzlement, fraud or similar conduct, whether or not involving the Company.

2.  Share Awards; Bonus and other Benefits

(a)                                  Sign-On Share Award.  Promptly following your first day of employment under this Employment Letter, the Compensation Committee shall cause the Company to issue you an award entitling you to receive 50,000 restricted shares of the Company’s common stock, par value $0.01 per share (the “Sign-on Shares”), upon the terms and subject to the conditions set forth in the Sign-On Share Award agreement governing such award as approved by the Compensation Committee (the “Sign-On Share Award”).  Except as otherwise provided in the Sign-On Share Award, the Sign-On Shares will be issued under the 2005 Omnibus Stock and Incentive Plan of the Company or such other plan as is determined by the Compensation Committee and will vest and become deliverable to you upon the one-year anniversary of your Scheduled Start Date.  As a condition to the issuance of such Sign-On Shares, you agree to make such representations, warranties and undertakings and execute such agreements, instruments and other documents as the Company may deem necessary or advisable to assure compliance with any law or regulation.

(b)                                 Performance Share Award.  Promptly following your first day of employment under this Employment Letter, the Compensation Committee shall cause the Company to issue to you an award entitling you to receive up to 380,000 shares of the Company’s common stock, par value $0.01 per share (the “Performance Shares”), upon the terms and subject to the conditions set forth in the Performance Share Award agreement governing such award as approved by the Compensation Committee (the “Performance Share Award”).  The Performance Shares will be issued under the 2008 Omnibus Stock and Incentive Plan of the Company or such other plan as is determined by the Compensation Committee.  As a condition to the issuance of such Performance Shares, you agree to make such representations, warranties and undertakings and execute such agreements, instruments and other documents as the Company may deem necessary or advisable to assure compliance with any law or regulation.

(c)                                  Restrictions on Shares.  In addition to any transfer restrictions set forth in the awards referenced above or in any other applicable agreement, you will not be permitted to sell any shares of the Company’s common stock that you receive, except (i) in compliance with Company policies applicable to the Company’s executive officers and (ii) in compliance with applicable securities laws.

(d)                                 Annual Bonus.  For each calendar year that you are employed hereunder, beginning in 2008, you will be eligible to receive an annual performance bonus upon achievement of such performance objectives as are established during the first quarter of the applicable year by the Compensation Committee and communicated to you.  The target amount for your annual performance bonus for calendar year 2008 and for each calendar year thereafter shall be $350,000 (subject to pro rata reduction in 2008 based on the number of days in 2008 after the Scheduled Start Date divided by 366).  The Company agrees that for years after calendar 2008, the Compensation Committee will consider the feasibility of paying bonus payments greater or lesser than the target amount based on proportionate underachievement or overachievement of your performance objectives.  Any bonus payment shall be made in the Company’s sole discretion in accordance with the policies established from time to time by the Compensation Committee and shall be subject to standard withholdings and deductions.

(e)                                  Car Allowance.  The Company shall provide you a monthly car allowance not to exceed $1000, which shall be inclusive of all costs including insurance.

(f)                                    Benefits.  You will be entitled to participate in all employee benefit, fringe and perquisite plans, practices, programs, policies and arrangements generally provided to executives of the Company at a level commensurate with your position.

(g)                                 Business Expenses.  The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.  While you understand that the Company’s headquarters are located in Irving, Texas, and that your services will be provided primarily from such office, you have informed the Company that you intend to maintain your primary residence in Houston, Texas.  The Company acknowledges that you intend to travel by commercial airline between your home in Houston, Texas and Dallas, Texas while employed by the Company and, with respect to such travel, the Company agrees to reimburse you for the actual cost of commercial airline travel, not to exceed a total of $12,000 in any 12-month period.  In addition, the Company agrees to reimburse you for the actual cost of reasonable hotel accommodations in the Dallas, Texas area for a period of two months after your actual start of employment with the Company, not to exceed a total of $4,000.  Reimbursement for such travel and hotel accommodations will be made in accordance with the Company’s regular expense reimbursement processes following presentment of appropriate documentation therefor.

(h)                                 Amounts Payable Upon Termination Generally.  Upon termination of your employment, the Company will pay you: (i) any earned but unpaid annual base salary through the date of termination, (ii) any earned but unpaid annual bonus for any preceding year, as solely determined in good faith by the Compensation Committee, (iii) any unreimbursed business expenses that are reimbursable hereunder and (iv) any other amounts due under the terms of any of the Company’s benefit plans applicable to you.  All such payments shall be subject to standard withholdings and deductions.

(i)                                     Amounts Payable Upon Termination Following a Change in Control.  If within one year after a Change in Control (as such term is defined in the Performance Share Award) either (A) the Company terminates your employment with the Company without Cause, or (B) you terminate your employment with the Company for Good Reason, then you will be entitled to receive 12 months of base salary payable under paragraph 1(d) (which shall be payable in accordance with paragraph 1(d)).  As used herein, “Good Reason” shall mean the occurrence of either of the following circumstances without your consent: (1) a material reduction in your base salary; or (2) a material diminution of your duties, authority or responsibilities as in effect immediately prior to such diminution.

(j)                                     Amounts Payable Upon Termination Due to Death.  If your employment with the Company is terminated due to your death, your estate will be entitled to receive (i) six months of base salary payable under paragraph 1(d) (which shall be payable in accordance with paragraph 1(d)) and (ii) in the sole discretion of the Compensation Committee, such pro rata portion of the annual bonus, if any, that the Compensation Committee determines should be payable based upon your performance during the applicable year.

(k)                                  Amounts Payable Upon Termination Due to Disability.  You or the Company may terminate your employment by reason of Disability by written notice to the other party to that effect.  Unless otherwise specified in the notice, such termination shall be effective immediately. If your employment is terminated due to Disability, you will be entitled to receive (i) six months of base salary payable under paragraph 1(d) (which shall be payable in accordance with paragraph 1(d)) and (ii) in the sole discretion of the Compensation Committee, such pro rata portion of the annual bonus, if any, that the Compensation Committee determines should be payable based upon your performance during the applicable year.  As used herein, “Disability” shall mean your present incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Compensation Committee based on such medical evidence as it deems necessary, will result in death or can be expected to continue for a period of at least twelve (12) months and will prevent you from performing the normal services required of you by the Company; provided, however, that such disability did not result, in whole or in part:  (i) from chronic alcoholism; (ii) from addiction to narcotics; (ii) from a felonious undertaking; or (iv) from an intentional self inflicted wound.

3.  Miscellaneous Terms

(a)                                  Indemnification and Employee Representations.  The Company will indemnify you to the fullest extent permitted by law and the Company’s Certificate of Incorporation as in effect as of the Effective Date with respect to your activities on behalf of the Company.

It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees.  Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company.  You agree to promptly notify the Board of Directors if you find yourself in a position of possibly violating your contractual agreement(s) with prior employers.

You will be covered under the Company’s D&O liability insurance on the same basis as other senior level executives of the Company.

(b)                                 Confidential Information.  In order to assist you with your duties, the Company agrees to provide you with specialized knowledge and training regarding the business in which the Company is involved, and to provide you with initial and ongoing confidential information and trade secrets of the Company (“Confidential Information”).  For purposes of this Employment Letter, Confidential Information includes, but is not limited to, information regarding the use and application of Total Cycle Time methodologies and other information and concepts developed by the Company to improve the business processes of corporations and other organizations; software or other technology developed by the Company and any research data or other documentation related to the development of such software/technology; client lists and prospects lists developed by the Company; information regarding the Company’s clients which you acquire as a result of employment with the Company, including client contracts, work performed for clients, client contacts, client requirements and needs, data used by the Company to formulate client bids, client financial information, and other information regarding the client’s business; information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company; training materials developed by and utilized by the Company; and any other information which you acquire as a result of your employment with the Company and which you have a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

You understand and acknowledge that such Confidential Information gives the Company a competitive advantage over others who do not have this information, and that the Company would be harmed if the Confidential Information were disclosed.  You agree that you will hold all Confidential Information in trust and will not use the information for any purpose other than the benefit of the Company, or disclose to any person or entity any Confidential Information except as necessary during your employment with the Company to perform services on behalf of the Company. You will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.

(c)                                  Non-Competition.

(i)                                     As used herein, the term “Non-Competition Period” shall mean the period beginning on the Effective Date and continuing until the date that is 12 months after the date of your termination of employment with the Company, regardless of the reason for such termination.

(ii)                                  You and the Company agree that this paragraph 3(c) is ancillary to the Company’s promise to provide you with Confidential Information and your return promise not to use or disclose the Confidential Information.  In consideration and for the protection of the Confidential Information that the Company shall provide to you, during the Non-Competition Period, you shall not (other than for the benefit of the Company or its affiliates pursuant to this Employment Letter) directly or indirectly render services to, assist, participate in the affairs of, or otherwise be connected with any person or enterprise (other than the Company), which person or enterprise is engaged in, or is planning to engage in, and shall not personally engage in any business that is in any respect competitive with the business of the Company, with respect to any services of the Company that were within your management responsibility at any time within the twelve-month period immediately prior to the termination of your employment with the Company, in any capacity which would (i) utilize your services with respect to such business within the United States of America or any country in which the Company was conducting business at any time within such twelve-month period; or (ii) utilize your services in providing any services similar to the services of the Company to any person or entity to which the Company provided or actively attempted to provide such services within the twelve-month period immediately prior to the termination of your employment with the Company (a “Competing Business”).  Notwithstanding the foregoing, the Company agrees that you may own less than 5% of the outstanding voting securities of any publicly traded company that is a Competing Business so long as you do not otherwise participate in such Competing Business in any way prohibited by this paragraph (ii).

(iii)                               During the Non-Competition Period, you will not, and will not permit any of your affiliates to, directly or indirectly, solicit or induce any customer or client, prospective customer or client, or supplier of the Company to reduce or terminate its business relationship with the Company, otherwise change its relationship with the Company or establish any relationship with you, any of your affiliates, or with a Competing Business that would in any way reduce or diminish the business of the Company.

(iv)                              During the Non-Competition Period, you will not, and will not permit any of your affiliates to, directly or indirectly, hire, recruit, or otherwise solicit or induce any employee of or contractor to the Company to terminate his or her employment or contractor relationship with the Company, otherwise change his or her relationship with the Company or establish any relationship with you, any of your affiliates, or with a Competing Business for any business purpose deemed competitive with the business of the Company.

(v)                                 You acknowledge that the geographic boundaries, scope of prohibited activities, and time duration described in the foregoing paragraphs of this section are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and its affiliates and the confidentiality of their Confidential Information, and to protect the other legitimate business interests of the Company and its affiliates.

(vi)                              If any court determines that any portion of this paragraph 3(c) is invalid or unenforceable, the remainder of this paragraph 3(c) shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this paragraph 3(c), or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(vii)                           You agree that the Company may notify any person or entity employing you or evidencing an intention of employing you of the existence and provisions of this Agreement.

(d)                                 Remedies for Breach of Covenants of Non-Disclosure and Noncompetition.  In the event of a breach or threatened breach of any of the covenants in paragraphs 3(b) and (c), the Company shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against you or against your partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly, indirectly, or otherwise in concert with you, to prevent or restrain any such breach.

(e)                                  Intellectual Property.  You acknowledge and agree that all discoveries, inventions, designs, improvements, ideas, writings, copyrights, publications, study protocols, study results, computer data or programs, or other intellectual property, whether or not subject to patent or copyright laws, which you conceive solely or jointly with others, in the course or scope of your employment with the Company or in any way related to the Company’s business, whether during or after working hours, or with the use of the Company’s equipment, materials or facilities (collectively referred to herein as “Intellectual Property”), shall be the sole and exclusive property of the Company without further compensation to you.  For the avoidance of doubt, Intellectual Property shall not include any general industry knowledge acquired or possessed by you prior to the date hereof.  You shall take such steps as are necessary or appropriate to maintain complete and current records of the Intellectual Property conceived by you, and you shall assign to the Company or its designees the entire right, title and interest in said Intellectual Property and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Intellectual Property.

(f)                                    Non-disparagement.  You agree not to, directly or indirectly, disparage the Company or any of its affiliates or any of their respective stockholders, affiliates, directors, officers, employees, agents or representatives, or any of their financial records or operations, or any of their products or practices, either orally or in writing.

(g)                                 Amendments; Choice of Law.  This Employment Letter can be amended only in writing signed by both you and the Company.  The terms and conditions of this Employment Letter shall be governed by and construed in accordance with the internal laws of the State of Texas.

(h)                                 Notices.  For the purpose of this Employment Letter, notices and all other communications provided for in this Employment Letter shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the Chairman of the Compensation

Committee) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(i)                                     Survival; Waiver and Counterparts.  If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Employment Letter shall continue in full force and effect.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at anyone or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j)                                     Successors and Assigns.  The Company may assign its rights and obligations under this Employment Letter without your consent to any successor to all or substantially all the assets of the Company, by merger, stock or asset sale or otherwise, and may assign or encumber this Employment Letter and its rights hereunder as security for indebtedness of the Company and its affiliates.  All representations, warranties, covenants, terms, conditions and provisions of this Employment Letter shall be binding upon and inure to the benefit of, and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and you.  Neither this Employment Letter nor any rights, interests or obligations hereunder may be assigned by you without the prior written consent of the Company.

(k)                                  Section 409A.  It is intended that this Employment Letter will comply with Section 409A of the Internal Revenue Code and this Employment Letter shall be interpreted in a manner consistent with such intent.  If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable and without additional cost to the Company, the original intent and economic benefit to you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.

(l)                                     Entire Agreement.  The items in this Employment Letter and the other items referred to above represent the Company’s and your entire agreement with respect to the terms and conditions of your employment following the Effective Date.  Any contrary representations that may have been made to you at any time are superseded by this Employment Letter.  By signing below, you agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.

***Remainder of this Page Intentionally Left Blank***

If you agree that the foregoing terms and conditions accurately evidence our agreement concerning your employment after the Effective Date, please sign and return this Employment Letter.

Very truly yours,

/s/ Michael E. McGrath

Michael E. McGrath
Executive Chairman
Thomas Group, Inc.

ACCEPTED:

/s/ Earle Steinberg
Earle Steinberg